JOEL BERNSTEIN, ESQ.
                               9701 BISCAYNE BLVD.
                                 MIAMI, FL 33138
                            TELEPHONE: (305) 751-3008

April 27, 1998

Phoenix International Industries, Inc.
501 S. Dixie Highway
West Palm Beach, FL 33401

Gentlemen:

Phoenix International Industries, Inc. (the "Company") has asked me to deliver an opinion on the legality of 130,000 shares of Common Stock, $0.001 par value, to be issued pursuant to a registration statement (the "Registration Statement") under cover of Form S-8 (the "Offering").

In preparing this opinion we have examined and relied upon originals or copies, certified or otherwise, authenticated to our satisfaction, of each documents as we consider necessary or appropriate as a basis for this opinion as hereinafter stated.

Based on the foregoing we are of the opinion that the Company's Common Stock to be issued in the Offering is duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



Joel Bernstein, Esq.